ISSUE AND SUBSCRIPTION AGREEMENT



This issue and subscription agreement, made as of this 11th day of June 2002 by and between:

1. Fiat S.p.A., a company incorporated under the laws of Italy, with corporate seat at Turin and registered office at Via Nizza 250, 10125 Turin and Sicind S.p.A., a company incorporated under the laws of Italy, with corporate seat at Turin and registered office at Corso Ferrucci 112 A, 10100 Turin, together hereinafter called the "Subscriber"; and

2. CNH Global N.V., a company limited by shares, incorporated under the laws of the Netherlands, with corporate seat at Amsterdam and registered office at World Trade Centre Amsterdam Airport, Schiphol Boulevard 217, 1118 BH Amsterdam, hereinafter called the "Company";

WITNESSETH:

WHEREAS:

- the Board of Directors of the Company has determined that it is in the best interests of the Company to increase its share capital by conducting an underwritten public offering (the "Offering") at a price per share to be agreed upon by the Company and the Underwriters at the conclusion of the Roadshow for the public offering (the "Pricing Date") of up to 50,000,000 of the Company's common shares of par value Euro 0.45 per share (the "Offer Shares") and through the issuance in a concurrent private placement (the "Private Placement") to the Subscriber of up to 325,000,000 of the Company's common shares of par value Euro 0.45 per share at the same price agreed for the Offer Shares (the "Private Placement Shares") in consideration of the retirement of U.S. $1,300,000,000 principal amount of short term and long term debt owed by the Company to the Subscriber, the amounts, maturities and interest rates of which have been negotiated and agreed as an arm's length transaction by the Company's management with the Subscriber (the "Transaction");

- the Board of Directors of the Company has received from Standard & Poor's Corporate Value Consulting an opinion as of the Pricing Date that


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     the Transaction is fair, from a financial point of view, to the Company and its shareholders other than the Subscriber as a related party transaction, in form and substance satisfactory to the Audit Committee of the Board of Directors of the Company;

- in respect of the issue of the Private Placement Shares, the Board of Directors of the Company has prepared a Description of Contribution, as set forth in the Annex A and Annex B attached hereto.

DO HEREBY AGREE AS FOLLOWS:


ISSUE AND SUBSCRIPTION
Article 1.

1.1 Effective as of the date which is three days after the Pricing Date (the "Effective Date") the Company hereby issues and the Subscriber hereby subscribes to the Private Placement Shares, being 325,000,000 (three hundred twenty five million) of the Company's common shares of a par value of Euro 0.45 per share at the price per share of U.S. $4.00 (four) of which 240,500,000 [two hundred forty million five hundred thousand] shares are issued to and subscribed by Fiat S.p.A. and 84,500,000 [eighty four million five hundred thousand] shares are issued to and subscribed by Sicind S.p.A.

1.2 The Company undertakes to register the Private Placement Shares in the Company's register of shareholders.


CONTRIBUTION
Article 2.

2.1 The Subscriber hereby contributes and assigns, effective as of the Effective Date, to the Company receivables owed by the Company to the Subscriber in the aggregate amount of U.S. $1,300,000,000, of which U.S. $962,000,000 as specified in Annex A hereto attached is assigned and contributed by Fiat S.p.A. and U.S. $338,000,000 as specified in Annex B hereto attached is assigned and contributed by Sicind S.p.A. (collectively the "Receivables").

2.2 The Company hereby, effective as of the Effective Date, accepts the Receivables in full satisfaction of Subscriber's obligation to pay up the Private Placement Shares.

2.3 The amount by which the amount of the Receivables exceeds the par value of the Private Placement Shares shall be carried to the Company's share premium reserve.

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2.4  The parties undertake to co-operate in the completion of any formalities under applicable law required to perfect the contribution and assignment to the Company of the Receivables.

2.5 For the avoidance of doubt it is hereby explicitly agreed that the Receivables will be extinguished by their contribution and assignment to the Company and, to the extent required, the Company's obligation to repay the Receivables is set off against the Subscribers' obligation to pay up the Private Placement Shares.


GOVERNING LAW
Article 3.

3.1 This agreement shall be governed by and construed in accordance with the laws of The Netherlands.

3.2 Any disputes arising out or in connection with this agreement shall be submitted to the exclusive jurisdiction of the competent courts in Amsterdam.


ANNEXES

The attachments Annex A and Annex B contain the description of the Receivables to be exchanged for the Private Placement Shares.


IN WITNESS WHEREOF, this agreement has been signed and executed on the day first above written.


Fiat S.p.A.                                      Sicind S.p.A.
By:                                              By:

/s/ Paolo Fresco                                 /s/ Mauro Busi
----------------------                           ---------------------
Paolo Fresco                                     Mauro Busi
Chairman                                         Chairman and Managing Director


CNH Global N.V.
By:

/s/ Paolo Monferino
-----------------------
Paolo Monferino
President and Chief Executive Officer


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